Filed pursuant to Rule 424(b)(5)

Registration No. 333-275893

PROSPECTUS SUPPLEMENT

(to Prospectus Supplement dated January 22, 2024

and Base Prospectus dated December 15, 2023)

Virax Biolabs Group Limited

Up to $2,879,117 of Ordinary Shares

This prospectus supplement (this “Supplement”) amends, modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, our prospectus supplement, dated January 22, 2024 (the “Original Prospectus Supplement”), and the accompanying base prospectus, dated December 15, 2023 (the “Base Prospectus” and, collectively with the Original Prospectus Supplement, the “Prospectus”) filed as part of our registration statement on Form F-3 (File No. 333-275893) (the “Registration Statement”), as supplemented by the Prospectus, relating to the offering, issuance and sale by us of our ordinary shares, par value $0.001 per share, from time to time that may be issued and sold under the At The Market Offering Agreement (the “Sales Agreement”), dated January 22, 2024, by and between us and H.C. Wainwright & Co., LLC (“Wainwright”). This Supplement should be read in conjunction with the Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prospectus. This Supplement is not complete without, and may only be delivered or utilized in connection with, the Prospectus, and any future amendments or supplements thereto.

We are filing this Supplement to amend the Prospectus to update the maximum amount of our ordinary shares we are eligible to sell under the Registration Statement pursuant to General Instruction I.B.5 of Form F-3. As a result of these limitations and the current public float of our ordinary shares calculated as set forth below, and in accordance with the terms of the Sales Agreement, we may offer and sell our ordinary shares having an aggregate offering price of up to $2,879,117 from time to time through Wainwright, which does not include the ordinary shares having an aggregate sales price of approximately $779,336 that were sold pursuant to the Original Prospectus Supplement to date. In the event that we may sell additional amounts under the Sales Agreement and in accordance with General Instruction I.B.5 of Form F-3, we will file another prospectus supplement prior to making such additional sales.

Our ordinary shares are listed on the Nasdaq Capital Market (“Nasdaq”) under the symbol “VRAX”. On September 27, 2024, the closing price of the ordinary shares on Nasdaq was $1.94 per ordinary share.

As of the date of this Supplement, the aggregate market value of our outstanding ordinary shares held by non-affiliates, or the public float, as calculated pursuant to the rules of the U.S. Securities and Exchange Commission, was $25,945,402, which was calculated based on 4,053,969 ordinary shares outstanding held by non-affiliates on the date hereof and at a price of $6.40 per share, the closing price of our ordinary shares on August 21, 2024, on Nasdaq. During the 12 calendar months prior to and including the date of this Supplement, we have sold securities with an aggregate market value of $5,769,350 pursuant to General Instruction I.B.5 of Form F-3.

We are an “emerging growth company” as defined by the Jumpstart Our Business Startups Act of 2012 and, as such, we have elected to comply with certain reduced public company reporting requirements for the Prospectus and this Supplement and future filings. However, we have elected not to take advantage of the extended transition period allowed for emerging growth companies for complying with new or revised accounting guidance as allowed by Section 107 of the JOBS Act and Section 7(a)(2)(B) of the Securities Act. See “Prospectus Supplement Summary—Implications of being an Emerging Growth Company and a Foreign Private Issuer—Emerging Growth Company” on page S-4 of the Original Prospectus Supplement.

An investment in our ordinary shares involves a high degree of risk. See “Risk Factors” beginning on page S-10 of the Original Prospectus Supplement, Page 38 of the Base Prospectus, and the risks discussed under similar headings in documents incorporated by reference into the Prospectus and this Supplement, as they may be amended, updated or modified periodically in our reports filed with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Supplement or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

H.C. Wainwright & Co.

The date of this prospectus supplement is September 30, 2024.